Bedminster National Corp.

90 Washington Valley Road • Bedminster • NJ 07921 • Telephone (908) 719-8940 • Facsimile (908) 234-9355

May 1, 2005

Animagic Entertainment Group, Inc.

1216 State Street

Suite 610

Santa Barbara, CA 93101

Att: Mr. Anthony DiIoia

Re: Consulting Agreement

Gentlemen:

This letter (the “Agreement”) will confirm that Bedminster National Corp. , a Delaware corporation (“BNC”) has been retained by Animagic Entertainment Group, Inc. ( “Animagic”) as its non-exclusive consultant commencing upon the date that the Company signs this Agreement for a period of two months from the date hereof .

Scope of Services.

BNC agrees to assist and consult Animagic in connection with various matters set forth below as requested by Animagic :

(i) enhance Animagic’s financial presentation and projections and continue to assist in the revision of the Animagic’s business plan ; and

(ii) review and advise Animagic with respect to its long term strategy and its financing plans.

The parties agree that it is the responsibility of Animagic to ensure the accuracy and completeness of Animagic’s financial presentations and projections, its business plan and the marketing materials prepared or used in connection with this Agreement.

The parties agree that the personal of BNC shall commit such time as necessary to carry out the intent of this agreement but that in no event is it expected to a full time effort.

Compensation.

Animagic shall pay BNC $2,000 for the consulting services described above to be rendered by BNC under this Agreement and such amount shall be paid upon execution of this Agreement.

Non-disclosure.

No person or entity, other than Animagic, shall be entitled to make use of or rely upon the advice, services or materials rendered or prepared by BNC hereunder and Animagic shall not directly or indirectly disseminate, distribute or otherwise make available any advice, services, or materials prepared by BNC without the prior consent of BNC. BNC shall limit its use of Animagic’s confidential information to the performance of its obligations hereunder and shall not disclose such confidential information to any person without Animagic’s prior authorization.

Entire Agreement.

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings, and agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

Governing Law.

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware without regard to conflict of law principles. Any disputes, controversies or claims arising under this Agreement shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any arbitration proceeding as described herein shall be held in New Jersey. The parties hereto agree that any judgment, settlement or award rendered pursuant to such arbitration shall be a final and binding determination as to such matters described herein and may be entered in any court having jurisdiction thereof.

Successors and Assigns.

The benefits of this Agreement shall inure to the parties hereto and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

Authority.

Animagic represents and warrants to BNC that the party executing this Agreement is authorized to execute the Agreement on behalf of Animagic and the execution of this Agreement will not conflict with or breach any other agreement to which Animagic is a party.

Sincerely,

BEDMINSTER NATIONAL CORP.

By: /s/ Paul Patrizio
Paul Patrizio, Chairman

Accepted and agreed to as of

this 1st day of May, 2005

ANIMAGIC ENTERTAINMENT GROUP, INC

BY:	/ s / Anthony DiIoia
Anthony DiIoia, Chief Executive Officer